AMENDMENT NO. 1 TO PLEDGE AND SECURITY AGREEMENT

                                   As of March 31, 1998


Emerson Radio Corp.
Majexco Imports, Inc.
9 Entin Road
Parsippany, New Jersey 07054

Gentlemen:

     Congress Financial Corporation ("Pledgee"), Emerson Radio Corp. ("Pledgor") and Majexco Imports, Inc. ("Majexco", and together with Pledgor, individually and collectively, the "Borrower") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 31, 1994, between Pledgee and Borrower, as amended by Amendment No. 1 to Financing Agreements, dated August 24, 1995, Amendment No. 2 to Financing Agreements, dated February 13, 1996, Amendment No. 3 to Financing Agreements, dated August 20, 1996, Amendment No. 4 to Financing Agreements, dated November 14, 1996, Amendment No. 5 to Financing Agreements, dated February 18, 1997, Amendment No. 6 to Financing Agreements, dated August 14, 1997 and Amendment No. 7 to
Financing Agreements dated as of the date hereof (as amended, the "Loan Agreement"), together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, a certain Pledge and Security Agreement, dated December 10, 1996, by Pledgor in favor of Pledgee ("Pledge Agreement") (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein shall have the meanings assigned thereto in the Pledge Agreement, unless otherwise defined herein.

      In connection with Amendment No. 7 to Financing Agreements, Pledgor has requested that Pledgee release certain of the Pledge Securities and agree to amend the Pledge Agreement by reason thereof, and Pledgee is willing to effect such release and to enter into such amendment, subject to the terms and conditions set forth herein.

      In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

      1. RELEASE. Pledgee hereby releases from the Pledged Securities (i) all shares of the common stock of Sport Supply Group, Inc. ("SSG") constituting part of the Pledged Stock on the date hereof, except for 500,000 shares thereof (the "Retained SSG Pledged Shares'), which shall remain Pledged Stock and Pledged Securities, and which shall remain part of the Pledged Property, and (ii) all warrants issued by SSG constituting the Pledged Warrants on the date hereof. As soon as practicable following the date hereof, Pledgee shall deliver to the transfer agent for the common stock of SSG, the Certificate No. GYM 7162 evidencing 1,600,000 shares of common stock of SSG heretofore pledged to Pledgee, accompanied by a written request by Pledgee, which shall be confirmed or joined in by Pledgor, addressed to such transfer agent requesting that (x) such Certificate No. GYM 7162 be exchanged for two newly issued certificates, each registered in the name of Pledgor, for 1,100,000 shares and 500,000 shares of common stock of SSG, respectively, (y) the new certificate evidencing the 1,100,000 shares of SSG common stock be delivered to Pledgor, and (z) the new certificate evidencing the 500,000 shares of SSG common stock be delivered to Pledgee.

      2. PLEDGED SECURITIES. Exhibit A to the Pledge Agreement is hereby deleted and replaced in its entirety with Amended Exhibit A annexed hereto, which Pledgee is authorized by Pledgor to complete with the certificate number of the certificate evidencing the Retained SSG Pledged Shares. Pledgor shall execute and deliver to Pledgee five (5) stock powers, undated and in blank, with signature guarantee and medallion guarantee, with respect to the new stock certificate evidencing the 500,000 shares of SSG common stock.

      3. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective only upon the satisfaction of all conditions to the effectiveness of Amendment No. 7 to Financing Agreements, dated of even date herewith, by and between Pledgor, Pledgee and certain affiliates of Pledgor.

      4. EFFECT OF THIS AMENDMENT. Except as specifically modified pursuant hereto, no other changes or modifications to the Pledge Agreement are intended or implied and in all other respects, the Pledge Agreement is hereby specifically ratified, restated and confirmed by Pledgor as of the date hereof. To the extent of any conflicts between the terms of this Amendment and the Pledge Amendment, the terms of this Amendment shall control. Except as expressly stated herein, nothing contained herein shall be construed in any manner to constitute a waiver, release or termination or to otherwise limit or impair any of the Obligations or any duties or responsibilities of Borrower or Pledgor to Pledgee under the Financing Agreements.

     5. GOVERNING LAW. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

      6. BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

      7. COUNTERPARTS. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

      By the signatures hereto of each of their duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

                              Very truly yours,

                              CONGRESS FINANCIAL CORPORATION

                              By: /s/ Josephine Norris

                              Title: 1st VP

AGREED AND ACCEPTED:

EMERSON RADIO CORP.

By: /s/ John P. Walker

Title: EVP, CFO


CONSENTED TO AND AGREED:

MAJEXCO IMPORTS, INC.

By: /s/ John P. Walker

Title: SVP - Finance - Treasurer


H. H. SCOTT, INC.
EMERSON COMPUTER CORP.

By: /s/ John P. Walker

Title: SVP - Finance - Treasurer


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EMERSON RADIO CANADA LTD.

By: /s/ John Walker

Title: Treasurer



EMERSON RADIO & TECHNOLOGIES N.V.

By: /s/ John Walker

Title: SVP - Finance - Treasurer